Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), effective as of December 1, 2023 (the “Effective Date”), by and between Microbot Medical Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Dr. Juan Diaz-Cartelle (the “Executive”).

WITNESSETH:

WHEREAS, the Company is desirous of securing the Executive’s services and the Executive is willing to provide such services, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions of this Agreement, the Company hereby agrees to employ the Executive, and the Executive hereby accepts employment in the position of Chief Medical Officer.

2. DUTIES. The Executive shall render, as an employee, professional services as the Chief Medical Officer of the Company, responsible among other matters for (a) working with the Company’s research and development team, regulatory team and consultants and clinical sites to ensure clinical efforts to achieve successful regulatory submission are being properly executed, (b) working with the Company’s commercial team, business development team, research and development team, and Medical Advisory Board to establish and execute ultimate product definitions to ensure adoption once the Company’s products are ready for commercialization, (d) working with the commercial team, including the professional education team, to support the commercial plans of the Company (d) working with the Company’s business development team to explore additional opportunities, establish networks and relationships with key opinion leaders, leading robotics research institutes, societies, entrepreneurs, and similar entities/personal to ensure the Company to strengthen its position in the endovascular robotic space, and (d) performing such additional duties consistent with being a Chief Medical Officer as may be assigned to the Executive by the Chief Executive Officer from time to time, and shall comply with such reasonable policies, standards and regulations of the Company as are from time to time established by the Company (collectively, “Duties”). The Executive agrees to devote 100% of his time and effort to the performance of his Duties, except for customary vacations and reasonable absences due to illness or other incapacity as set forth herein, and to perform all of his Duties to the best of his professional ability.

3. TERM. The Executive shall be employed until terminated pursuant to the termination provisions set out in Section 12 of this Agreement (the “Term”).

4. PLACE OF EMPLOYMENT. Services performed by the Executive pursuant to this Agreement shall be performed at such place(s) as shall be mutually agreeable to the Company and Employee. The Employee understands and agrees that he will be required to travel often to the Company’s offices in the United States and Israel, and to other destinations from time to time, to fulfill the Duties.

5. COMPENSATION. For all services rendered to the Company, the Company shall provide the Executive as total compensation a sum computed as set forth in this Section 5.

(a) Base Salary. The Company shall pay the Executive a base salary at the rate of Three Hundred Fifty Thousand Dollars ($350,000.00) per year (the “Base Salary”) in accordance with the customary payroll practices of the Company applicable to senior executives. During the Term, the compensation committee of the Board of Directors (the “Board”), or, if there be no such compensation committee, the entire Board (in either case, the “Compensation Committee”), shall review the Executive’s Base Salary on an annual basis and may provide for such increases thereto as it may determine, taking into account such performance metrics and criteria of the Executive and of the Company in the Compensation Committee’s sole discretion.

(b) Discretionary Annual Bonuses. For each calendar year during the Term, Executive shall be eligible to receive a bonus (the “Target Bonus”), in the sole discretion of the Compensation Committee, of up to a maximum amount of thirty percent (30%) of his Base Salary for performance at the maximum level; provided, however, that Executive must be employed by the Company as of December 31st of the year to which the Target Bonus relates in order to be paid the Target Bonus. The calculation of the Target Bonus shall be based upon corporate performance factors established and assessed by the Compensation Committee that will take into account the performance of Executive based on the achievement of Executive’s objectives agreed to with the Compensation Committee for a particular year. The Target Bonus shall be paid in a lump sum cash payment as soon as reasonably practicable following December 31st of the year to which the Target Bonus relates.

(c) Option Grant. As soon as reasonably practicable following the Effective Date, the Company shall grant to the Executive options to purchase Twenty Five Thousand (25,000) shares of the common stock of the Company (the “Option Grant”), subject and pursuant to the Company’s 2020 Omnibus Performance Award Plan, as amended. The Company shall deliver an award agreement to the Executive that sets forth the terms and conditions of the Option Grant, based on the recommendations and approval of the Compensation Committee of the Board, including vesting and term. The executive shall be entitled to receive additional incentive equity awards on an annual basis in the discretion of the Compensation Committee.

6. VACATION/SICK TIME. The Executive shall be entitled to vacation time in accordance with the Company’s policies in effect from time to time, with full pay, of four (4) weeks (twenty (20) working days), during each full year of Executive’s employment. The scheduling of any vacation shall be coordinated with the Company so that the staffing needs of the Company are met to the extent reasonable possible. The Executive may accumulate up to one

(1) year of unused vacation time; any unused vacation time above such limit, as shall be calculated at the end of each calendar year, shall be forfeited, subject to applicable law. The Executive shall be granted sick time in accordance with the Company’s policy in effect from time to time.

7. REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse the Executive for expenses reasonably incurred during the course of Executive’s employment. Such reimbursement shall be made in accordance with Company policies in effect from time to time upon presentation of receipts and such other additional substantiation and justification satisfactory to the Company for expenses actually incurred in connection with the foregoing.

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8. ADDITIONAL BENEFITS. The Executive shall be eligible to participate in the Company’s benefits plans available to its employees from time to time in accordance with the terms and conditions of such plans. The Company reserves the right to alter, amend, replace or discontinue the benefit plans it makes available to its employees (including the Executive), at any time, with or without notice.

9. COMPANY PROPERTY DEFINED. The Executive acknowledges and understands that Company and Company subsidiary files, customer files, legal files, legal research files, form files, forms, examples, samples, notes, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas, trade secrets and all briefs and memoranda, intellectual property and other work product or property, and all copies thereof (collectively, the “Company Property”) are the sole and exclusive property of the Company or its subsidiary, as the case may be; and the Company Property shall remain in the possession of the Company or its subsidiary, as the case may be, and shall constitute the property of the Company (or subsidiary) irrespective of who prepared the Company Property. The Executive shall not remove, photocopy, photograph or in any other manner duplicate or remove said Company Property other than in the performance of his Duties for or on behalf of the Company. The provisions of this Section 9 shall survive the termination of this Agreement and the Executive’s employment with the Company.

10. DISPOSITION OF PROPERTY UPON TERMINATION OF EMPLOYMENT. In the event the employment of the Executive with the Company is terminated, the Executive shall promptly return to the Company all Company Property in his possession or control, and the Executive shall have no right, title or interest in the same. The provisions of this Section 10 shall survive the termination of this Agreement and the Executive’s employment with the Company.

11. OWNERSHIP OF PATENTS AND INTELLECTUAL PROPERTY.

(a) Any work prepared for the Company or its subsidiary during the course of the Executive’s employment by the Company that is eligible for copyright, patent and/or trademark protection under the laws of the United States or any other country (including the State of Israel) and any proprietary know-how developed by Executive (solely or jointly with others) while rendering services for or on behalf of the Company will vest in the Company. Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights, patents and trademarks in such work and all renewals and extensions thereof to the Company, all of which shall be deemed a work for hire for the Company under the U.S. Copyright Act to the fullest extent permitted under the law, and Executive shall provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyright, patents and trademarks in such work, such assistance to be provided at the Company’s expense but without any additional compensation to Executive. If the Company cannot, after reasonable effort, secure Executive’s signature on any documents needed to apply for or prosecute any patent, copyright, trademark or other right or protection relating to an invention, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and in Executive’s name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, trademarks or similar protections thereon, with the same legal force and effect as if executed by Executive.

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(b) Executive agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Executive, solely or in collaboration with others, during the period of time Executive is in the employ of the Company (including during off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. The Executive also agrees to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assigns fully to the Company all of Executive’s right, title and interest in and to Inventions. The executive agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence.

(c) The provisions of this Section 11 shall survive the termination of this Agreement and the Executive’s employment with the Company.

12. TERMINATION OF EMPLOYMENT. The employment of the Executive may be terminated as follows:

(a) Termination on Notice. Subject to the remaining clauses of this Section 12, either party shall have the right to earlier terminate Executive’s employment under this Agreement at any time for any reason or no reason upon at least one (1) month prior written notice. In the event that the Company or Executive gives notice to terminate pursuant to the foregoing sentence, the Company may elect to have Executive cease working immediately so long as the Company continues to pay Executive’s Base Salary in accordance with the provisions of Section (5)(a) for the entire one (1) month notice period (such payment, the “Continuation Pay”). In the event the Company elects to have Executive immediately cease working during the one (1) month notice period as provided in the foregoing sentence and Executive finds alternative employment that is not in violation of any provision herein, including, without limitation, Section 13 hereof, Executive may accept and engage in the alternative employment without forfeiting the Continuation Pay.

(b) Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause (as defined below), effective upon delivery of written notice (the “Termination Notice”) to the Executive given at any time during the Term. For purposes of this Agreement, “Cause” shall mean the Executive’s: (i) conviction of any felony or any other crime involving dishonesty or moral turpitude; (ii) commission of any act of fraud or dishonesty, or theft of or maliciously intentional damage to the property of the Company or any of its subsidiaries or affiliates; (iii) willful or intentional breach of his fiduciary duties to the Company or of any Company policy, plan or code then in effect; or (iv) breach of any material provision of this Agreement. Notwithstanding the foregoing, prior to any termination by the Company of the Executive’s employment for Cause, the Executive shall first have an opportunity to cure or remedy such act of default within ten (10) days following the Termination Notice, or if the remedy cannot reasonably be cured or remedied within such ten (10) day period but can reasonably be cured or remedied within forty five (45) days following the Termination Notice, the Executive may cure or remedy such act of default with forty five (45) days provided that the Executive diligently pursues such cure or remedy promptly following the Termination Notice, and in either such case such Termination Notice shall then become null and void.

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(c) Termination by the Executive for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder with Good Reason (as defined below) effective upon delivery of a Termination Notice to the Company given at any time during the Term. For purposes of this Agreement, “Good Reason” shall mean: (i) the material reduction of the Executive’s title, authority, Duties and responsibilities; (ii) any reduction in Base Salary of the Executive; or (iii) breach of any material provision of this Agreement by the Company. Notwithstanding the foregoing, prior to any termination by the Executive of the Executive’s employment for Good Reason, the Company shall first have an opportunity to cure or remedy such act of default within ten (10) days following the Termination Notice, or if the remedy cannot reasonably be cured or remedied within such ten (10) day period but can reasonably be cured or remedied within forty five (45) days following the Termination Notice, the Company may cure or remedy such act of default with forty five (45) days provided that the Company diligently pursues such cure or remedy promptly following the Termination Notice, and in either such case such Termination Notice shall then become null and void.

(d) Termination by Death. If the Executive dies while employed under this Agreement, this Agreement shall terminate immediately and the Company shall pay to the Executive’s estate any earned Base Salary, earned Target Bonus (if any), reimbursement of business expenses and accrued vacation, if any, that is unpaid up to the date of his death.

(e) Termination by Disability. The Company may terminate this Agreement as a result of any mental or physical disability or illness which results in (i) the Executive being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days or (ii) the Executive being subject to a permanent or indefinite inability to perform essential functions based on the reasonable opinion of a qualified medical provider chosen in good faith by the Company. Termination will be effective on the date designated by the Company, and the Executive will be paid any unpaid earned Base Salary, earned Target Bonus (if any), reimbursement of business expenses and accrued vacation, if any, and benefits as set out in Section 8 through the date of termination.

(f) Payment upon Termination for Cause or without Good Reason. Upon Executive’s termination of employment for Cause, or if Executive shall terminate without Good Reason, Executive shall forfeit the right to receive any and all further payments hereunder, other than the right to receive any compensation then due and payable to the Executive pursuant to Section 5 hereof through to the date of termination.

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(g) Payment Upon Termination without Cause or for Good Reason. In the event of the termination of the Executive’s employment by the Company without Cause or upon the Executive’s voluntary termination of her employment for Good Reason, (i) all amounts of Base Salary accrued but unpaid as of the termination date shall be paid by the Company within thirty (30) days following the date of termination, (ii) an amount equal to the Executive’s Base Salary on the date of termination for a period of one (1) month (in the event such termination is on or prior to the one (1) year anniversary of the Effective Date) or two (2) months (in the event such termination is subsequent to the one (1) year anniversary of the Effective Date) shall be paid by the Company in twelve (12) equal monthly installments, (iii) the dollar value of unused and accrued vacation days; and (iv) applicable premiums (inclusive of premiums for Executive’s dependents) shall be paid by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months from the date of termination for any benefits plan sponsored by the Company.

(h) Deferred Compensation. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Company he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of the Company. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Company shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to the Executive under Section 409A.

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(i) Parachute Payments. In the event that the severance and other benefits provided to the Executive pursuant to this Agreement (A) constitute “parachute payments” within the meaning of Section 280G of the Code and (B) but for this Section 12, such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under this Section shall be payable either: (y) in full, or (z) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 12(i) shall be made in writing by independent public accountants reasonably agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12(i), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12(i).

13. RESTRICTIVE COVENANTS.

(a) Noncompetition. During the Term and for the twelve (12) month period immediately following the termination of employment, regardless of the reason for such termination and regardless whether this Agreement has terminated or expired (the “Restricted Period”), Executive shall not, directly or indirectly: (i) engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any company or entity that competes with any business of the Company or any of its subsidiaries (a “Competitor”, as further defined below) or serve as an employee, consultant or in any other capacity for a Competitor; (ii) have any ownership or financial interest, directly, or indirectly, in any Competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which the Executive owns less than two percent (2%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant; or (iii) serve as a representative of any Competitor. For the purposes of this Agreement, “Competitor” shall further mean any company or entity, whether located in the United States, the State of Israel or elsewhere, that engages in the research, design, or development of: (i) robotic endoluminal surgery devices; or (ii) other developments that the Company will execute from any of its assets.

(b) Non-Solicitation; No-Hire. Executive acknowledges and agrees that during the Restricted Period he shall not, directly or indirectly, other than in connection with carrying out his duties hereunder, (i) solicit or induce any employee or consultant of the Company (or any individual who was an employee or consultant of the Company at any time during the 12-month period preceding any such solicitation or inducement) to (A) terminate his or his employment or relationship with the Company, and/or (B) work for the Executive or any Competitor, or (ii) hire, or be involved in the process of any business, entity or division in hiring, any employee or consultant of the Company (or any individual who was an employee or consultant of the Company at any time during the 12-month period preceding any such hiring).

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(c) Non-Solicitation of Clients. Executive acknowledges and agrees that during the Restricted Period he shall not, directly or indirectly, solicit, take away or divert, or attempt to solicit, take away or divert, the business or patronage of any client or customer of the Company with the intention or for the purpose of providing services that compete with the services provided by the Company at the time of Executive’s termination.

(d) Disparaging Comments. Executive agrees not to make critical, negative or disparaging remarks about the Company or its management, business or employment practices; provided that nothing in this Section 13(d) shall be deemed to prevent the Executive from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement. The Company and its officers and directors shall not make critical, negative or disparaging remarks about the Executive; provided that nothing in this Section 13(d) shall be deemed to prevent the Company or its officers or directors from (i) responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, (ii) complying with the disclosure requirements under the federal securities laws or any applicable stock exchange or quotation system, or (iii) to enforce this Agreement.

(e) Confidentiality. The Executive acknowledges and agrees that the Company’s business is highly competitive and that the Executive will be involved in and become aware of the Company’s trade secrets, materials, know-how (whether or not in writing), technology, product information and intellectual property belonging to the Company (“Trade Secrets”) and all confidential matters (whether available in written, electronic form or orally) relating to the Company and its business (including without limitation its strategies, models, business and marketing plans, pricing, sales and revenue information, financial performance, etc.), and personal and other confidential information relating to its owners, directors, officers, investors, shareholders, executives and employees (the “Confidential Information”), all of which have been developed at great investment of time and resources by the Company so as to engender substantial good will, and all of which are and will remain the exclusive property of the Company. Therefore, the Executive agrees that during the period of his employment with the Company and at all times thereafter, Executive shall not disclose, shall keep secret, shall retain in strictest confidence and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, any Trade Secret or Confidential Information.

(f) Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Section 13 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company, imposes no undue hardship on Executive, and is not injurious to the public.

(g) Survival. All of the restrictive covenants contained in this Section 13 shall be binding on the assigns, executors, administrators and other legal representatives of the Executive, and shall survive the termination of this Agreement and Executive’s employment.

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14. INJUNCTIVE RELIEF. The Executive acknowledges that the precise value of the covenants in Section 13 are difficult to evaluate and that no accurate measure of liquidated damages could possibly be established and therefore, in the event of a breach or threatened breach of such provisions, the Company shall be entitled to temporary and permanent injunctive relief (without the position of a bond or other security) restraining Executive from such breach or threatened breach. Notwithstanding anything to the contrary herein, if any applicable law or governmental entity shall reduce the time period or scope during which the Executive shall be prohibited from engaging in any competitive or soliciting activity described in Section 13, the period of time or scope, as the case may be, for which the Executive shall be prohibited shall be reduced to the maximum time or scope permitted by law.

15. NOTICES. Any notice required or permitted to be given pursuant to the provisions of this Agreement shall be sufficient if in writing, and if personally delivered to the party to be notified or if sent by registered or certified mail to said party at the following addresses:

If to the Company:	Microbot Medical Inc.
288 Grove Street, Suite 388
Braintree, Massachusetts 02184 Attn: Board of Directors

With a copy to (which shall not constitute notice):
Ruskin Moscou Faltischek, P.C. 1425 RXR Plaza
East Tower, 15th Floor Uniondale, New York 11556 Attn: Stephen E. Fox, Esq.

If to the Executive:	Dr. Juan Diaz-Cartelle 91 Leonard Street Apt. 4F
New York, New York 10013

16. SEVERABILITY. In the event any portion of this Agreement is held to be invalid or unenforceable, the invalid or unenforceable portion or provision shall not affect any other provision hereof and this Agreement shall be construed and enforced as if the invalid provision had not been included.

17. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Company and upon any person, firm or entity with which the Company may be merged or consolidated or which may acquire all or substantially all of the Company’s assets through sale, lease, liquidation or otherwise. The rights and benefits of the Executive are personal to him and no such rights or benefits shall be subject to assignment or transfer by Executive.

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18. GOVERNING LAW, VENUE, INTERPRETATION OF LANGUAGE. The parties agree that this Agreement shall be governed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws principles, and that venue for any action between the parties that arises out of this Agreement shall be in Suffolk County, Commonwealth of Massachusetts. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. “Dollars’ and “$” shall mean United States dollars.

19. AMENDMENT AND MODIFICATION. All terms, conditions and provisions of this Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by both parties.

20. INDEPENDENT LEGAL ADVICE. The Executive acknowledges that he has been advised to seek independent legal counsel in respect of the Agreement and the matters contemplated herein. To the extent that he declines to receive independent legal counsel in respect of the Agreement, he waives the right, should a dispute later develop, to rely on his lack of independent legal counsel to avoid his obligations, to seek indulgences from the Company or to otherwise attack the integrity of the Agreement and the provisions thereof, in whole or in part.

21. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes and replaces any prior agreement; and there are no other agreements between the parties with respect to the subject matter contained herein except as set forth herein.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective on the day and year first above written.

Microbot Medical Inc.

/s/ Harel Gadot
Name:	Harel Gadot
Title:	CEO, President and Chairman

/s/ Juan Diaz-Cartelle
Dr. Juan Diaz-Cartelle
November 15, 2023